FOR IMMEDIATE RELEASE

Media Contact:

Kurt Heath
Umpqua Holdings Corporation
503-219-6124
KurtHeath@umpquabank.com

UMPQUA BANK PROMOTES TORY NIXON TO PRESIDENT
Former chief banking officer to lead Umpqua’s growth strategy
Cort O’Haver continues as CEO of Umpqua Bank, Umpqua Holdings Corporation

PORTLAND, Ore., (June 11, 2020)—Umpqua Bank, a subsidiary of Umpqua Holdings Corporation (NASDQ: UMPQ), announced today that Tory Nixon has been promoted from chief banking officer to bank president. The announcement is part of Umpqua’s increasing focus on serving the small and middle market businesses that are such a critical part of local economies across the West coast. Cort O’Haver will continue to serve as CEO of both Umpqua Bank and Umpqua Holdings.

As Umpqua’s first chief banking officer, Nixon has led all customer-facing bank divisions for the past two years, with a focus on creating a seamless, human-digital customer experience across retail, commercial and wealth management business lines. He oversaw day-to-day execution of Umpqua’s Next Gen initiative, successfully building cross-functional teams to better serve customers, as well as diversifying and growing the bank’s revenue streams. Nixon also directed Umpqua’s recent participation in the federal Paycheck Protection Program, which required a bank-wide pivot to process and fund more than 10-years-worth of SBA loans in just one month, resulting in $2 billion in financial relief to help nearly 14,000 businesses save more than 240,000 jobs.

“The past few years have been pivotal for Umpqua as we’ve evolved our bank and cast a clear vision for continued growth,” said O’Haver. “During that time, Tory has provided tremendous leadership, overseeing significant expansion and diversification across all lines of business. He’s passionate about Umpqua’s brand and culture, and deeply committed to advancing human digital banking solutions that help our customers and communities grow. As the country works to recover from the economic disruption of the pandemic, Tory’s thoughtful, strategic leadership will be even more important. I look forward to working with him closely in this new role.”

Nixon initially joined Umpqua in 2016 as executive vice president, head of commercial & wealth. In just two years under his leadership, Umpqua restructured and expanded both divisions, improving customer experience through enhanced market segmentation, customer focus and professional expertise. Among other accomplishments, Nixon launched Umpqua’s corporate banking division to serve the complex banking needs of middle market companies, recruiting top executive and banker talent and overseeing the company’s expansion into Southern California.

“For more than 65 years, Umpqua has grown by helping customers and communities navigate times of challenge and of opportunity through a powerful combination of empathy and expertise,” said Nixon. “As we’ve seen over the past few months, that approach is more needed and more relevant than ever. As president, I look forward to the essential work of adding value to our customers’ lives and businesses, and to playing a critical role in fueling the regional economies we serve.”

Before joining Umpqua, Nixon served as division president and managing director for California Bank & Trust in San Diego and Northern California. He also served as the executive vice president and COO for the San Diego International Sports Council, hosting sporting events in the community to spur economic development. In addition, Nixon played for the San Francisco 49ers from 1985-1989 and was a member of the Super Bowl XXIII Championship team. He holds a Master of Business Administration from the University of Southern California.
About Umpqua Bank
Umpqua Bank, headquartered in Roseburg, Ore., is a subsidiary of Umpqua Holdings Corporation, and has locations across Idaho, Washington, Oregon, California and Nevada. Umpqua Bank has been recognized for its innovative customer experience and banking strategy by national publications including The Wall Street Journal, The New York Times, BusinessWeek, Fast Company and CNBC. The company has been recognized for eight years in a row on FORTUNE magazine's list of the country's "100 Best Companies to Work For," and was recently named by The Portland Business Journal the Most Admired Financial Services Company in Oregon for the fifteenth consecutive year. In addition to its retail banking presence, Umpqua Bank also owns Financial Pacific Leasing, Inc., a nationally recognized commercial finance company that provides equipment leases to businesses. A subsidiary of Umpqua Holdings Corporation, Umpqua Investments, Inc., provides retail brokerage and investment advisory services in offices throughout Washington, Oregon, and California.

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